EXHIBIT 10.1

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT is made as of June 5             , 2006 between GSI Group Inc. (“the Company”) and                                          (“the Executive”) (collectively, “the Parties”).

WHEREAS the Company is in the process of recruiting a new Chief Executive Officer (“CEO”) who is expected to assume his or her duties during 2006;

WHEREAS the Board of Directors has determined that the Executive plays a critical role in the Company, and that the loss of the Executive would substantially hinder an effective CEO transition;

WHEREAS the Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive to the Company’s business during the CEO transition period;

THEREFORE, as an inducement to the Executive and in consideration of his or her continued employment, the Executive shall be entitled to the benefits set forth herein.

1. Not an Employment Contract.

The Parties hereto acknowledge that the Executive is an employee at will, and that this Agreement does not constitute a contract of employment, nor does it impose upon the Company any obligation to retain the Executive as an employee, nor does it prevent the Executive from terminating his or her employment.

2. Retention Benefits.

a.) Provided that the Executive remains employed in his or her current position and dedicates his or her continued efforts on behalf of the Company during the twelve months following the commencement of the new CEO’s employment (“the Retention Term”), the Company shall pay the Executive a lump sum payment of $100,000 (“the Retention Payment”), said Retention Payment being due on the 61st day after the conclusion of the Retention Term.

b.) In the event that the Executive’s employment with the Company is terminated without cause during the Retention Term, the Company shall immediately pay the Retention Payment to the Executive. For purposes of this paragraph, “cause” shall mean a good faith finding by the Board of Directors of: 1.) gross negligence or willful misconduct by the Executive in connection with the effective discharge of his or her duties; 2.) failure of the Executive to perform the duties and responsibilities required of his or her position, after not less than two written notices and an opportunity to cure; 3.) misappropriation by the Executive for his or her personal benefit any business opportunity of the Company or its affiliates; 4.) embezzlement or other financial fraud committed by the Executive; 5.) the Executive knowingly allowing any third party to commit any of the acts set forth in subparagraph 3 and 4 above; or 5.) the Executive’s indictment and subsequent conviction of, or entry of a plea of no contest to, any crime involving his or her business practices.

3. Non-Solicitation.

In the event that Executive is terminated without cause, and in partial consideration of the Retention Payment, Executive agrees not to solicit, endeavor to entice away, or offer employment to, whether or not on behalf of him or herself or others, any employee of the Company for the twelve months following receipt of the Retention Payment.

4. Non-Disparagement.

In the event that the Executive is terminated without cause during the Retention Term, it shall be a condition of payment of the Retention Payment that the Executive and the Company execute a Non-Disparagement

Agreement pursuant to which the Executive and the Company mutually agree to foreswear from making any public statements that disparage the other Party, which in the case of the Company shall include its respective affiliates, employees, officers, directors, products and services.

5. Cumulative Benefit.

The Retention Payment shall be in addition to the Executive’s annual compensation and annual and long-term incentive plans and other employment benefits, and nothing herein shall be construed to affect, alter or amend said plans or benefits.

6. Controlling Law/Invalidity.

The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts as to all matters, including, but not limited to, matters of validity, construction and performance, without regards to principals of conflicts of laws. The validity or invalidity of any provision of this Agreement shall not affect the validity or invalidity of any other provision of this Agreement, which other provisions shall remain in full force and effect.

7. Arbitration.

In the event of a dispute or controversy arising hereunder, the Parties agree to settle their differences exclusively by arbitration in accordance with the rules of the American Arbitration Association. Judgment may be entered in any court of competent jurisdiction. The Company shall bear the fees, costs and expenses of the arbitration proceeding.

8. Entire Agreement.

This Agreement contains the entire agreement between the Parties respecting the subject matter set forth herein, and supersedes all prior agreements, both written and oral. This Agreement may be changed, added to, amended, waived or varied only in a writing signed by the Executive and a duly authorized representative of the Company.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal this              day of March 2006.

EXECUTIVE	GSI GROUP INC.

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